 Exhibit 14.4

BONSO ELECTRONICS INTERNATIONAL INC.

WHISTLEBLOWER POLICY

(Confirmed Effective as of June 30, 2015)

This Policy applies to all directors, officers and employees of BONSO ELECTRONICS INTERNATIONAL INC. and its subsidiary companies, companies controlled by its subsidiary companies, and their respective officers, directors and employees (collectively “Bonso”).

As used in this document, “Board”, “Audit Committee Chairman”, and “CFO” means the entire Board of Directors, the Chairman of the Audit Committee of the Board, and the Chief Financial Officer (in that capacity and as Compliance Officer) of Bonso.

Bonso is committed to maintaining the highest standards of business conduct and ethics in its accounting standards and disclosures, internal accounting controls, and audit practices. It is the Policy of Bonso to comply with and require its directors, officers, and employees to comply with all applicable legal and regulatory requirements relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matters pertaining to fraud against shareholders. Every director, officer and employee has the responsibility to assist Bonso in meeting these requirements.

Bonso’s internal controls and corporate reporting and disclosure procedures are intended to prevent, deter and remedy any violation of the applicable laws and regulations that relate to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matters pertaining to fraud against the shareholders. Even the best systems of control and procedures, however, cannot provide absolute safeguards against such violations. Bonso has a responsibility to investigate and, if required, report to appropriate governmental authorities, any violations including those relating to:

(i)	corporate reporting and disclosure,

(ii)	accounting and auditing controls and procedures,

(iii)	securities compliance,

(iv)	insider trading,

(v)	conflicts of interest,

(vi)	breaches of company policy, and

(vi) other matters that may pertain to fraud against shareholders or violations of law.

This Policy governs the process through which employees and others, either directly or anonymously, can notify the Audit Committee Chairman or the Audit Committee of Bonso’s Board of Directors of potential violations or concerns. In addition, this Policy establishes a mechanism for responding to, and keeping records of, complaints from employees and others regarding such potential violations or concerns.

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1.	Reporting Alleged Violations or Concerns

If an employee reasonably believes that any Bonso employee or other person acting on behalf of Bonso has violated any legal or regulatory requirements or internal policy relating to accounting standards and disclosures, internal accounting controls, matters related to the internal or external audit of Bonso’s financial statements, or any other fraudulent activities, the employee should immediately report his or her concern as follows:

a)	By emailing the Chairman of the Audit Committee or dialing Bonso’s hotline numbers in Hong Kong or the United States, and:

1.	To report to the Audit Committee via email, please send an email to BonsoAuditCommittee@gmail.com.

2.	To report by phone, employees in China or Hong Kong can call directly to the Audit Committee’s hotline number by using the appropriate international dialing protocall (if necessary) and dialing the following number: +852-2369-9767(Hong Kong.

b)	By contacting the Audit Committee Chairman or Audit Committee directly:

In Writing: Audit Committee Chairman

FOK Woo Ping

c/o C.K. Mok & Co., Solicitors

1/F O.T.B. Building

259-265 Des Voeux Road

Central, Hong Kong

By Email: BonsoAuditCommittee@gmail.com

c)	If an employee is not comfortable reporting a concern directly to the Audit Committee Chairman, or to theAudit Committee, he or she should report the concern to any supervisor or member of management whom he or she is comfortable approaching. Any manager or other supervisory employee who receives report of an alleged violation must immediately forward the report to the Audit Committee Chairman. The Audit Committee Chairman will communicate all reports of alleged violations to the other members of Bonso’s Audit Committee (if any).

The Audit Committee is composed at the present time of a single director of Bonso who is independent of the officers and management of Bonso, and an ex officio member who is a director but who would not be considered independent of the officers and management of Bonso (because his law firm serves as counsel to Bonso). The Audit Committee is solely responsible for investigating and responding to reports of violations regarding accounting standards and disclosures, internal accounting controls, or matters related to the internal or external audit of Bonso’s financial statements.

Reports of alleged violations may be submitted anonymously to the Audit Committee Chairman or the Audit Committee if the employee desires. Although anonymous reports may be submitted via any of the above methods, reports submitted by e-mail are less likely to remain anonymous and confidential than those submitted in writing. All reports of alleged violations, whether or not they were submitted anonymously, will be kept in strict confidence to the extent possible, consistent with Bonso’s need to conduct an adequate investigation.

Reports of alleged violations should be factual, rather than speculative or conclusory, and should contain as much detail as possible to allow for proper assessment. The report should clearly set forth all the information the employee knows about the alleged violation. The complaint describing an alleged violation or concern should be candid and should set forth all of the information that the employee knows regarding the allegation or concern. In addition, the complaint should contain sufficient corroborating information to support the commencement of an investigation. Bonso may, in its reasonable discretion, determine not to commence an investigation if a complaint contains only unspecified or broad allegations of wrongdoing without appropriate factual support.

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2.	Investigation of Complaints

Upon receipt of a complaint alleging a violation of any United States state or federal law, British Virgin Islands law, Hong Kong law, the laws of China or internal policy regarding accounting standards and disclosures, internal accounting controls, matters related to the internal or external audit of Bonso’s financial statements, or any other fraudulent activities, the Audit Committee, or a designated member of the Committee, will make a determination as to whether a reasonable basis exists for commencing an investigation into the conduct alleged in the complaint. If the Audit Committee or its designated member concludes that an investigation is warranted, it shall take appropriate measures to implement a thorough investigation of the allegations. The Audit Committee shall have the authority to obtain assistance from Bonso’s management, counsel or auditors, or to retain separate outside legal or accounting expertise as it deems necessary or desirable in order to conduct the investigation.

At each meeting of the Audit Committee, the Committee will discuss the status of any ongoing investigation and review the resolution of each complaint submitted previously, whether or not the complaint resulted in the commencement of a formal investigation.

3.	Corrective Action

The Audit Committee is ultimately responsible for determining the validity of each complaint and fashioning, with the input of its advisors and company management, if requested, the appropriate corrective action. The Committee shall report any legal or regulatory noncompliance to company management and ensure that management takes corrective action including, where appropriate, reporting any violation to relevant governmental authorities.

Any director, officer, or employee deemed to have violated any law, rule or regulation, or any internal policy regarding accounting standards and disclosures, internal accounting controls, matters related to the internal external audit of Bonso’s financial statements, or any other fraudulent activity, may be subject to disciplinary action, up to and including termination.

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4.	No Retaliation

Employees should feel confident to report violations as described above or to assist in investigations of such alleged violations. Bonso will not tolerate retaliation or discrimination of any kind by or on behalf of Bonso and its employees against any employee making a good faith complaint of, or assisting in the investigation of, any reported complaint.

5.	Retention of Complaints and Documents

The Audit Committee shall retain all documents and records regarding any complaint for a period of five (5) years.

It is illegal and against Bonso’s policy to destroy any corporate audit or other records that may be subject to or related to an investigation by Bonso of any alleged violation of United States state or federal law, British Virgin Islands law, Hong Kong law, the laws of China or by any United States, British Virgin Islands, Hong Kong or China regulatory body.

6.	Compliance with the Policy

All employees must follow the procedures outlined in this Policy and cooperate with any investigation initiated pursuant to this Policy. Adhering to this Policy is a condition of employment. Bonso must have the opportunity to investigate and remedy any alleged violating or employee concerns, and each employee must ensure that Bonso has an opportunity to undertake such an investigation.

This Policy does not constitute a contractual commitment of Bonso. This Policy should not be construed as preventing, limiting, or delaying Bonso from taking disciplinary action against any individual, up to and including termination, in circumstances (such as, but not limited to, those involving problems of performance, conduct, attitude, or demeanor) where Bonso deems disciplinary action appropriate.

This Policy in no way alters an employee’s employment status with Bonso. Either Bonso or an employee can terminate the employment relationship at Bonso at any time, for any reason or no reason, with or without cause, warning, or notice.

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